Exhibit 99.1

Allied Motion Reports Loss for the Second Quarter Ended June 30, 2009

DENVER--(BUSINESS WIRE)--August 4, 2009--Allied Motion Technologies Inc. (NASDAQ: AMOT) today announced it had a net loss for the quarter ended June 30, 2009 of $12,115,000 or $1.60 per diluted share compared to net income of $1,001,000 or $.13 per diluted share for the quarter ended June 30, 2008, a quarter in which the Company achieved record sales and profits. The loss includes a pretax asset impairment charge of $15,986,000 ($11,105,000 after tax) and inventory adjustments of $600,000 ($417,000 after tax) primarily for excess and obsolete inventories. Revenues for the quarter fell 41% to $13,940,000 compared to $23,549,000 last year. Bookings for the quarter ended June 30, 2009 were $13,170,000 also down 41% when compared to the $22,333,000 for the same quarter last year. Backlog at June 30, 2009 was $24,728,000, reflecting a 24% decrease from June 30, 2008 and a 5% increase from the backlog at the end of 2008.

The Company generated $844,000 of cash during the second quarter which increased its cash balance to $2,962,000 at June 30, 2009. Since June 30, 2008, the cash balance increased $1,059,000 and the bank debt was paid down $800,000 which represents a $1,859,000 dollar improvement in our cash and debt positions for the last 12 months. The Company also amended its bank credit agreement, which now provides up to $8,000,000 and €2,000,000 of borrowing availability, amends certain financial covenants and waives violation of one of the previous financial covenants. The amended agreement is scheduled to terminate July 31, 2010 unless extended by the bank and the Company.

During the quarter ended June 30, 2009, the downturn in the global economy continued to adversely affect the overall results of the Company. The 41% drop in sales was the result of continued sales declines in all industry sectors. The Company is required for accounting purposes to assess the carrying value of long-lived amortizing assets and goodwill whenever circumstances indicate a decline in value may have occurred. Due to the severe effects the economic downturn has had on the Company in the second quarter of 2009, the Company determined that goodwill and certain fixed and intangible assets were impaired and the Company recorded a pretax impairment charge of $15,986,000. The write down of the fixed and intangible assets will reduce future depreciation and amortization by approximately $1 million over the next year.

During the six months ended June 30, 2009, the Company had a net loss of $12,845,000 or $1.71 per diluted share compared to net income of $1,925,000 or $.26 per diluted share for the same six months last year. Revenues for the first six months this year were $29,235,000 compared to $46,861,000 for the same period last year, or a 38% decrease. Bookings for the first six months this year were $30,140,000 down 35% when compared to the $46,191,000 for the same six months last year.

“The Company continues to be adversely affected by the down turn in the global economy,” commented Dick Warzala, President and CEO of Allied Motion. “We maintain a positive outlook for long-term growth prospects and are continuing to improve our efficiencies and launch new products which will not only strengthen our base business, but also secure additional market share through design wins of applications currently in our product pipeline. We have chosen to protect key technical resources and to adjust operating expenses carefully to ensure that we do not jeopardize core competencies that would adversely affect the long-term growth and profitability of the Company.”

Headquartered in Denver, Colorado, Allied Motion designs, manufactures and sells motion control products into applications that serve many industry sectors. Allied Motion is a leading supplier of precision and specialty motion control components and systems to a broad spectrum of customers throughout the world.

The statements in this press release and in the Company’s August 4, 2009 conference call that relate to future plans, events or performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statements that may predict, forecast, indicate, or imply future results, performance, or achievements. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual results of the Company to differ materially from the forward-looking statements. The risks and uncertainties include international, national and local general business and economic conditions in the Company’s motion markets, introduction of new technologies, products and competitors, the ability to protect the Company’s intellectual property, the ability of the Company to sustain, manage or forecast its growth and product acceptance, success of new corporation strategies and implementation of defined critical issues designed for growth and improvement in profits, the continued success of the Company’s customers to allow the Company to realize revenues from its order backlog and to support the Company’s expected delivery schedules, the continued viability of the Company’s customers and their ability to adapt to changing technology and product demand, the ability of the Company to meet the technical specifications of its customers, the continued availability of parts and components, increased competition and changes in competitor responses to the Company’s products and services, changes in government regulations, availability of financing, the ability of the Company’s lenders and financial institutions to provide additional funds if needed for operations or for making future acquisitions or the ability of the Company to obtain alternate financing if present sources of financing are terminated, the ability to attract and retain qualified personnel who can design new applications and products for the motion industry, the ability of the Company to identify and consummate favorable acquisitions to support growth and new technology, and the ability of the Company to control costs for the purpose of improving profitability. The Company’s ability to compete in this market depends upon its capacity to anticipate the need for new products, and to continue to design and market those products to meet customers’ needs in a competitive world. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements as a prediction of actual results. The Company has no obligation or intent to release publicly any revisions to any forward-looking statements, whether as a result of new information, future events, or otherwise.

ALLIED MOTION TECHNOLOGIES INC. FINANCIAL SUMMARY (IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
HIGHLIGHTS OF OPERATING RESULTS	2009	2008	2009	2008
Revenues	$13,940	$23,549	$29,235	$46,861
Cost of products sold	11,593	17,148	24,099	34,295
Gross margin	2,347	6,401	5,136	12,566
Operating expenses and other	19,918	4,930	23,767	9,705
(Loss) income before income taxes	(17,571)	1,471	(18,631)	2,861
Benefit from (provision for) income taxes	5,456	(470)	5,786	(936)
Net (loss) income	$(12,115)	$1,001	$(12,845)	$1,925
PER SHARE AMOUNTS:
Diluted (loss) income per share	$(1.60)	$.13	$(1.71)	$.26
Diluted weighted average common shares	7,594	7,436	7,490	7,389
CONDENSED BALANCE SHEETS	June 30, 2009	December 31, 2008
Assets
Current Assets:
Cash and cash equivalents	$2,962	$4,196
Trade receivables, net	8,124	10,008
Inventories, net	9,162	10,532
Other current assets	1,926	1,939
Total Current Assets	22,174	26,675
Property, plant and equipment, net	6,922	10,567
Goodwill and intangible assets, net	1,680	15,538
Deferred income taxes	5,448	--
Total Assets	$36,224	$52,780
Liabilities and Stockholders’ Investment
Current Liabilities:
Debt obligations	$2,400	$800
Accounts payable and other current liabilities	6,698	9,715
Total Current Liabilities	9,098	10,515
Long-term debt obligations	--	2,000
Other long-term liabilities	2,752	3,409
Total Liabilities	11,850	15,924
Stockholders’ Investment	24,374	36,856
Total Liabilities and Stockholders’ Investment	$36,224	$52,780
	For the Six Months Ended June 30,
CONDENSED STATEMENTS OF CASH FLOWS	2009	2008
Cash flows from operating activities:
Net (loss) income	$(12,845)	$1,925
Depreciation and amortization	1,811	1,769
Changes in working capital balances and other	10,389	(1,213)
Net cash (used in) provided by operating activities	(645)	2,481

Cash flows from investing activities:
Purchase of property and equipment	(418)	(682)
Net cash used in investing activities	(418)	(682)

Net cash used in by financing activities	(170)	(479)
Effect of foreign exchange rate changes on cash	(1)	49
Net (decrease) increase in cash and cash equivalents	(1,234)	1,369
Cash and cash equivalents at beginning of period	4,196	534
Cash and cash equivalents at June 30,	$2,962	$1,903

CONTACT:
Allied Motion Technologies Inc.
Richard Smith or Sue Chiarmonte, 303-799-8520